EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Air Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑130272, 333-152887, 333-87563, 333-92252, 333-11725, 333-151743, 333-168293 and 333-176051) on Forms S-3 and S-8 of Alaska Air Group, Inc. of our reports dated February 21, 2012, with respect to the consolidated balance sheets of Alaska Air Group, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10‑K of Alaska Air Group, Inc.

/s/ KPMG LLP

Seattle, Washington
February 21, 2012